Exhibit 99.1

News from Arch Coal, Inc.

FOR FURTHER INFORMATION:
Kim Link, Arch Coal, 314-994-2936
Heidi Milne, ArcLight, 617-531-6304
FOR IMMEDIATE RELEASE
October 11, 2005
Arch Coal and ArcLight Sign Definitive Agreement
     ST. LOUIS (October 11, 2005) – Arch Coal, Inc. and affiliates of ArcLight Capital Partners, LLC today announced that the two companies have signed a definitive agreement to contribute certain mining operations and properties to a new company to be called Magnum Coal Company that would mine and market low-sulfur coal in the Central Appalachian region. Affiliates of ArcLight Capital will receive approximately 62.5% of the ownership interests in the new company, and Arch Coal will receive approximately 37.5%.
     St. Louis-based Arch Coal (NYSE:ACI) is the nation’s second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 7% of the electricity generated in the United States.
     ArcLight Capital Partners, LLC is one of the world’s leading energy infrastructure investing firms with more than $2.5 billion under management. ArcLight invests throughout the energy industry value chain in hard assets that produce high current income and capital appreciation. More information about ArcLight can be found at www.arclightcapital.com.
     Forward-Looking Statements: Statements in this press release that are not statements of historical fact are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company’s expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company’s working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company’s reports filed with the Securities and Exchange Commission.
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